SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT PURSUANT
TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported)      February 27, 2002

Joy Global Inc.
(Exact Name of Registrant as Specified in Its Charter)

Delaware
(State or Other Jurisdiction of Incorporation)

1-9299		39-1566457
(Commission File Number)		(IRS Employer Identification No.)

100 E. Wisconsin Avenue, Suite 2780, Milwaukee, WI		53202
(Address of Principal Executive Offices)		(Zip Code)

414-319-8500
(Registrant's Telephone Number, Including Area Code)

(Former Name of Former Address, if Changed Since Last Report)

Item 9. Regulation FD Disclosure.

             Attached hereto as Exhibit 99.1 is a copy of the Registrant’s press release issued on February 27, 2002 “Intention To Issue $200 Million Of Senior Subordinated Notes” and as Exhibit 99.2 is a copy of the Registrant’s press release issued on February 28, 2002 “First Quarter Results”.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

JOY GLOBAL INC.
Date: March 1, 2002	By: ________________________ Eric B. Fonstad Secretary and Associate General Counsel

Exhibit 99.1

JOY GLOBAL ANNOUNCES INTENTION TO ISSUE
$200 MILLION OF SENIOR SUBORDINATED NOTES

Milwaukee, WI –February 27, 2002 – Joy Global Inc. (Nasdaq: JOYG) today announced that it intends to offer approximately $200 million principal amount of Senior Subordinated Notes Due 2012 in a Rule 144A transaction promulgated under the Securities Act of 1933, as amended (the “Act”). The Company intends to use the net proceeds from the Note offering to prepay its senior term loan and its 10.75% Senior Notes.

The offering of the Notes will not initially be registered under the Act, and the Notes may not be offered or sold in the United States absent registration under the Act or an applicable exemption from such registration requirements. This press release does not constitute an offer to sell, or the solicitation of an offer to buy, any securities of Joy Global.

# # # # #

All statements in this news release other than historical facts are forward-looking statements which involve risks and uncertainties, and which are subject to change at any time. Such statements are based on management’s expectations at the time they are made. In addition to the assumptions and other factors referred to in connection with the statements, factors set forth in the Company’s latest Form 10-K or 10-Q filed with the Securities and Exchange Commission, among others, could cause actual results to differ materially from those contemplated. There can be no assurance of when and if the offering of the Notes will close.

Exhibit 99.2

JOY GLOBAL FIRST QUARTER RESULTS ANNOUNCED

Milwaukee, WI –February 28, 2002 – Joy Global Inc. (Nasdaq: JOYG) today reported operating results for its fiscal 2002 first quarter ended February 2, 2002.

Net sales for the quarter ended February 2, 2002 totaled $286.4 million, an increase of 7% from last year’s first quarter net sales of $267.5 million. EBITDA (as defined below) for the first fiscal quarter of fiscal 2002 amounted to $22.3 million, or 98% of EBITDA for the first quarter of fiscal 2001. EBITDA in the first quarter of fiscal 2002 was impacted by certain non-recurring charges from workforce reductions and related under-absorption of manufacturing overhead at the company’s surface mining equipment operation.

A comparison of the net loss for the quarter ended February 2, 2002 of $29 million to the net loss of $15 million for the first quarter in fiscal 2001 would not be meaningful. This is due to significant reorganization and discontinued operations charges in fiscal 2001 and a $46 million fresh-start inventory charge, along with increased depreciation and amortization expenses, in fiscal 2002. Similarly, comparison of per share information would not be meaningful.

“We are satisfied with our results in the first quarter, particularly considering the continued softness in the copper and U.S. iron ore industries served by our surface mining equipment operation”, commented John Nils Hanson, Chairman, President and CEO. “Aftermarket parts and service revenues were strong in both our underground and surface mining operations, increasing by more than 7% in the first quarter over the same period last year. This increase continues to reflect the results of our Life Cycle Management strategy. In addition, higher original equipment sales in underground mining machinery more than offset lower original equipment sales of surface mining equipment. The softness in certain surface mining original equipment markets, particularly related to copper and iron ore, has led to additional reductions in our workforce and production levels during the first quarter. Total workforce adjustments, including permanent layoffs and temporary furloughs, exceed 45% of the staffing levels in our Milwaukee operations at the beginning of fiscal 2001. In addition to lower absorption of manufacturing expenses as a result of these reductions, additional termination and other costs amounted to about $2 million in the first quarter. Finally, the completion of a roof support contract at a very low margin and the unfavorable movement in the South African rand both contributed to the level of EBITDA achieved in the quarter.”

Forward Outlook

“Looking forward over the next twelve months, we anticipate that overall revenues will continue to increase”, continued Mr. Hanson. “However, given the softness in copper and certain other ores, combined with some recent announcements in the domestic coal industry, our outlook for original equipment orders is now lower than at the end of fiscal 2001. Therefore, our forecasted revenues for the next twelve months through the first quarter of fiscal 2003 are in the range of $1.2 to $1.3 billion. We anticipate that aftermarket parts and service revenues during the next twelve months for both surface and underground mining will continue at their current high levels.”

Mr. Hanson concluded,“Based on our revenue expectations and a number of expense factors, we anticipate that EBITDA for the next twelve months through the first quarter of fiscal 2003 will increase by 1% to 9% over the twelve months which ended February 2, 2002 and therefore be in the range of $125 to $135 million. Lower production levels in surface mining equipment operations will temper overall operating results and offset a portion of the gains in our underground mining machinery operation. In addition, our overall product mix, increased termination and medical costs and the adverse effects of the South African rand, are expected to mitigate much of the potential increase in earnings normally associated with higher revenues.”

Conference Call Information

A conference call is scheduled for 2:30 PM EST on Thursday, February 28, 2002 to discuss the operating results. Interested parties can listen to the call by dialing 800-289-0508 in the United States or 913-981-5550 outside of the Unites States, at least 10 minutes prior to the start time of the call. The access code for the call is #478684. A rebroadcast of the call will be available for two weeks by dialing 888-203-1112 within the United States or 719-457-0820 from outside the United States using the same access code, #478684.

Alternatively, interested parties can listen to a live web cast of the call on the Joy Global Inc. web site WWW.JOYGLOBAL.COM/INVESTORRELATIONS/CONFCALLS.JSP.

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Joy Global Inc. is a worldwide leader in manufacturing, servicing and distributing mining equipment, for both surface mines, through its P&H Mining Equipment division, and underground mines, through its Joy Mining Machinery division.

EBITDA is defined as income before deducting net interest expense, income taxes, minority interests, depreciation and amortization, and before reorganization and fresh-start charges. EBITDA is not a substitute for operating income, net income and cash flow from operating activities as determined in accordance with generally accepted accounting principles as a measure of profitability or liquidity. It is presented as additional information because management believes it is a useful indicator of the company’s ability to meet debt service requirements. Because EBITDA is not calculated identically by all companies, the presentation herein may not be comparable to similarly titled measures of other companies.

All statements in this news release other than historical facts are forward-looking statements which involve risks and uncertainties, and which are subject to change at any time. Such statements are based on management’s expectations at the time they are made. In addition to the assumptions and other factors referred to in connection with the statements, factors set forth in the Company’s latest Form 10-K or 10-Q filed with the Securities and Exchange Commission, among others, could cause actual results to differ materially from those contemplated. Our ability to achieve our revenue and EBITDA expectations could be affected by a number of factors. In particular, prices, stockpiles and production and consumption rates for coal, copper and other ores and minerals and the timing and duration of customer buying, cycles could affect purchases of new equipment, rebuilds, parts and services; customers’ perceptions of the quality and value of our products and services and our ability to assist customers with competitive financing programs could affect our ability to capture available sales opportunities; and new environmental regulations and changes in foreign exchange rates as well as changes in overall economic activity could affect business levels in general.

JOY GLOBAL INC.
UNAUDITED SUMMARY FINANCIAL INFORMATION
(In thousands)

INCOME STATEMENT SUMMARY:	Quarter ended
	Successor	Predecessor
	Company	Company
	February 02,	January 31,
Net Sales	2002	2001
Underground Mining Machinery	$ 197,518	$ 155,079
Surface Mining Equipment	88,853	112,427
Total Sales	$ 286,371	$ 267,506
Operating Income (Loss)
Underground Mining Machinery	$ (20,619)	$ 7,819
Surface Mining Equipment	(19,532)	7,684
Corporate Expenses	(4,529)	(3,591)
Reorganization Plan Credits	4,963	-
Operating Income (Loss)	$ (39,717)	$ 11,912

Net Income (Loss)	$ (29,135)	$ (15,298)

ADJUSTED EBITDA:	Quarter ended
	Successor	Predecessor
	Company	Company
	February 02,	January 31,
Net Sales	2002	2001
Underground Mining Machinery
Operating Income (Loss)	$ (20,619)	$ 7,819
Depreciation	4,960	3,140
Amortization	8,502	4,243
Fresh-Start Inventory Adjustment	29,069	-
Underground Mining Machinery Adjusted EBITDA	$ 21,912	$ 15,202
Surface Mining Equipment
Operating Income (Loss)	$ (19,532)	$ 7,684
Depreciation	4,354	2,938
Amortization	2,726	430
Fresh-Start Inventory Adjustment	17,363	-
Surface Mining Equipment Adjusted EBITDA	$ 4,911	$ 11,052
Consolidated
Operating Income (Loss)	$ (39,717)	$ 11,912
Depreciation	9,366	6,280
Amortization	11,228	4,691
Reorganization Plan Credits	(4,963)	-
Fresh-Start Inventory Adjustment	46,432	-
Consolidated Adjusted EBITDA	$ 22,346	$ 22,883

BALANCE SHEET DATA:	Successor Company
	February 02,	October 31,
	2002	2001
Cash	$ 46,867	$ 39,652
Accounts Receivable, Net	196,616	209,455
Inventories	481,692	513,854
Total Current Assets	749,495	798,599
Total Assets	1,330,443	1,371,714
Current Debt	2,199	1,733
Total Current Liabilities	328,189	355,286
Long-Term Debt	305,615	288,203
Shareholders' Equity	450,661	483,707